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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Greene, Stacie
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   (Last)  (First)  (Middle)

   125 West Shore Road
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   (Street)

   Huntington, New York  11743
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   (City)   (State)  (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   12/29/00
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   Network Six, Inc. NWSS
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (specify below)
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Reporting (Check applicable line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).

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            Table I -- Non-Derivative Securities Beneficially Owned




                       2. Amount of Securities    3. Ownership Form: Direct          4. Nature of Indirect Beneficial Ownership
                          Beneficially Owned         (D) or Indirect (I)(Instr. 5)      (Instr. 5)
1. Title of Security      (Instr. 4)
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
Common Stock              85,006                                I                       By Alliance Capital Investment Corp. (1)

Common Stock                 500                                I                       By Stacie Greene SEP IRA

Common Stock              11,000                                I                       By Jericho Capital Corp. SEP f/b/o Kenneth
                                                                                        Greene (2)


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
         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable     3. Title and Amount of Securities Underlying
                                                   and Expiration Date                Derivative Security
                                                   (Month/Day/Year)                        (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                                                                                        Amount
                                                                                                                        or
                                                Date        Expira-                                                     Number
1. Title of Derivative Security                 Exer-       tion                 Title                                  of
   (Instr. 4)                                   cisable     Date                                                        Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------





                                                               5. Ownership
                                                4. Conver-        Form of
                                                   sion or        Derivative    6. Nature of
                                                   Exercise       Securities:      Indirect
                                                   Price of       Direct (D) or    Beneficial
1. Title of Derivative                             Derivative     Indirect (I)     Ownership
   Security (Instr. 4)                             Security       (Instr. 5)       (Instr. 5)
----------------------------------------------  -------------  -------------    --------------




Reminder Report on a separate line for each class of securities beneficially owned directly or indirectly. Explanation of Responses:

Explanation of Responses:

(1) Ms. Stacie Greene is the sole beneficial owner and executive officer of Alliance Capital Investment Corp.

(2) The beneficial owner of the securities owned by Jericho Capital Corp. SEP f/b/o Kenneth Greene is Mr. Kenneth Greene, who is Ms. Greene's husband. Ms. Greene disclaims beneficial interest in the shares owned by Mr. Greene or Jericho Capital Corp. SEP f/b/o Kenneth Greene.


    /s/ STACIE GREENE                               1/23/01
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    **Signature of Reporting Person                   Date
    Stacie Greene


*   If the form is filed by more than one reporting person, see Instruction
    5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.